Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER REPORTS FIRST QUARTER 2014 U.S. GAAP EARNINGS OF $0.69 PER DILUTED SHARE, OR $0.83 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

RAISES FULL YEAR NET SALES AND NET EARNINGS GUIDANCE

Auburn Hills, Michigan, May 1, 2014 – BorgWarner Inc. (NYSE: BWA) today reported first quarter 2014 U.S. GAAP earnings of $0.69 per diluted share. Excluding non-comparable items, net earnings were $0.83 per diluted share. Net sales were $2,084 million in the quarter.

First Quarter Highlights:

•	Completed the previously-announced acquisition of Gustav Wahler GmbH & Co. KG and its general partner (“Wahler”). The total consideration was $143 million.

•	Net sales of $2,084 million.

◦	Excluding the impact of foreign currencies and the Wahler acquisition, net sales were up 9% compared with first quarter 2013.

•	U.S. GAAP earnings of $0.69 per diluted share.

◦	Excluding the $(0.13) per diluted share impact of restructuring activities, net earnings were $0.83 per diluted share, up 28% from first quarter 2013.

•	Operating income of $233 million, or 11.2% of net sales.

◦	Excluding the $40 million pretax impact of restructuring activities, operating income was $273 million, or 13.1% of net sales.

First Quarter Results: “We had an excellent first quarter,” said James R. Verrier, President and Chief Executive Officer, BorgWarner. “The worldwide adoption of our leading edge powertrain technology, designed to improve fuel economy, emissions and vehicle performance, drove strong sales growth. Operating income, excluding non-comparable items, as a percentage of net sales, was 13.1% in the quarter, primarily due to outstanding performance from our operations."
"Additionally," Verrier continued, "we completed the acquisition of Wahler, a leading producer of EGR valves, EGR tubes and thermostats. As emissions regulations become more stringent and drivers require more fuel economy, demand for EGR technologies is expected to continue to grow and BorgWarner is positioned to deliver.”

2014 Outlook:

•	Net sales growth is now expected to be 12% to 15% compared with 2013, up from 7% to 11% previously, primarily due to the impact of the Wahler acquisition.

•
The Wahler acquisition is expected to have minimal impact on 2014 operating income and net earnings as purchase accounting adjustments will likely offset most of the operating income generated by the business. However, due to an improved outlook for its other businesses, the company's operating income margin is expected to remain at 12.5% or better.

•
The company's effective tax rate, excluding non-comparable items, is now expected to be 28%, up from 27% previously, primarily due to cash repatriation from its operations in China. However, due to an improved outlook for its businesses, the company is raising its net earnings guidance to a range of $3.15 to $3.30 per diluted share from a previous range of $3.10 to $3.25 per diluted share. Both ranges exclude non-comparable items.

Financial Results: Net sales were $2,084 million in first quarter 2014, up 13% from $1,851 million in first quarter 2013. Net earnings in the quarter were $159 million, or $0.69 per diluted share, compared with $142 million, or $0.61 per diluted share, in first quarter 2013. First quarter 2014 net earnings included non-comparable items of $(0.13) per diluted share. First quarter 2013 net earnings included net non-comparable items of $(0.04) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures. The impact of foreign currencies increased net sales by approximately $29 million in first quarter 2014 compared with first quarter 2013, while the impact on net earnings was negligible.

The following table reconciles the company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures:

Net earnings per diluted share*	First Quarter
	2014		2013

Non – U.S. GAAP	$0.83		$0.65

Reconciliations:
Restructuring expense	(0.13)
Program termination agreement			(0.03)
Retirement related obligations			(0.02)
Tax adjustments			0.01

U.S. GAAP	$0.69	**	$0.61

* Reflects a two-for-one stock split effective December 16, 2013
** Column does not add due to rounding

Net cash provided by operating activities was $46 million in first quarter 2014 compared with $16 million in first quarter 2013. Investments in capital expenditures, including tooling outlays, totaled $126 million in first quarter 2014, compared with $87 million in first quarter 2013. Balance sheet debt increased by $144 million and cash decreased by $131 million at the end of first quarter 2014 compared with the end of 2013. The $275 million increase in balance sheet debt (net of cash) was primarily due to capital expenditures and the Wahler acquisition. The ratio of balance sheet debt (net of cash) to capital was 13.0% at the end of first quarter 2014 compared with 7.2% at the end of 2013.

Engine Segment Results: Engine segment net sales were $1,412 million in first quarter 2014 compared with $1,258 million in first quarter 2013. Excluding the impact of foreign currencies and the Wahler acquisition, net sales were up 8% from the prior year's quarter, primarily due to higher sales of turbochargers, EGR coolers and engine timing devices. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $232 million in first quarter 2014, up 15% from $202 million in first quarter 2013.

Drivetrain Segment Results: Drivetrain segment net sales were $681 million in first quarter 2014 compared with $601 million in first quarter 2013. Excluding the impact of foreign currencies, net sales were up 12% from the prior year’s quarter, primarily due to higher sales of all-wheel drive systems, traditional transmission components and dual clutch transmission modules. Adjusted EBIT was $81 million in first quarter 2014, up 44% from $56 million in first quarter 2013.

Recent Highlights:

•
BorgWarner finalized its acquisition of Gustav Wahler GmbH & Co. KG. A producer of exhaust gas recirculation (EGR) valves and tubes as well as engine thermostats for both on- and off-road applications, Wahler’s customers include leading automotive manufacturers from around the world.

•	The board of directors declared a quarterly cash dividend of $0.125 per share of common stock. The dividend is payable on May 16, 2014 to shareholders of record on May 2, 2014.

•
BorgWarner received an Automotive News PACE Innovation Partnership Award for its collaboration with General Motors (GM) on the Eco-Launch™ solenoid valve. Several patents are pending for the innovation, and GM has already committed to using the technology on an upcoming vehicle. BorgWarner’s innovation also received a 2014 Automotive News PACE Award.

•	BorgWarner’s facility in Seneca, South Carolina, was formally named the North American supplier of two-speed, part-time four-wheel drive transfer cases for the Toyota Tundra pickup truck.

At 9:30 a.m. ET today, a brief conference call concerning first quarter 2014 results will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for powertrains around the world. Operating manufacturing and technical facilities in 60 locations in 19 countries, the company delivers innovative powertrain solutions to improve fuel economy, reduce emissions and enhance performance. For more information, please visit borgwarner.com.

# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended March 31,
	2014	2013
Net sales	$2,084.1	$1,851.1
Cost of sales	1,638.3	1,476.4
Gross profit	445.8	374.7

Selling, general and administrative expenses	173.8	159.3
Other expense	38.8	16.9
Operating income	233.2	198.5

Equity in affiliates’ earnings, net of tax	(8.8)	(9.7)
Interest income	(1.5)	(1.0)
Interest expense and finance charges	8.2	9.7
Earnings before income taxes and noncontrolling interest	235.3	199.5

Provision for income taxes	68.1	50.9
Net earnings	167.2	148.6

Net earnings attributable to the noncontrolling interest, net of tax	8.1	6.6
Net earnings attributable to BorgWarner Inc.	$159.1	$142.0

Earnings per share — diluted	$0.69	$0.61

Weighted average shares outstanding — diluted	229.3	233.1

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended March 31,
	2014	2013
Capital expenditures, including tooling outlays	$126.2	$87.4

Depreciation and amortization:
Fixed assets and tooling	$74.1	$68.2
Intangible assets and other	6.0	6.7
	$80.1	$74.9

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2014	2013
Engine	$1,412.1	$1,257.5
Drivetrain	680.7	601.4
Inter-segment eliminations	(8.7)	(7.8)
Net sales	$2,084.1	$1,851.1

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2014	2013
Engine	$231.7	$202.3
Drivetrain	80.5	56.0
Adjusted EBIT	312.2	258.3
Restructuring expense	39.5	—
Program termination agreement	—	11.3
Retirement related obligations	—	5.9
Corporate, including equity in affiliates' earnings and stock-based compensation	30.7	32.9
Interest income	(1.5)	(1.0)
Interest expense and finance charges	8.2	9.7
Earnings before income taxes and noncontrolling interest	235.3	199.5
Provision for income taxes	68.1	50.9
Net earnings	167.2	148.6
Net earnings attributable to the noncontrolling interest, net of tax	8.1	6.6
Net earnings attributable to BorgWarner Inc.	$159.1	$142.0

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	March 31, 2014	December 31, 2013
Assets

Cash	$808.1	$939.5
Receivables, net	1,546.1	1,248.5
Inventories, net	516.9	458.1
Other current assets	150.2	152.4
Total current assets	3,021.3	2,798.5

Property, plant and equipment, net	2,027.8	1,939.4
Other non-current assets	2,308.7	2,179.1
Total assets	$7,357.8	$6,917.0

Liabilities and Equity

Notes payable and other short-term debt	$338.5	$201.6
Accounts payable and accrued expenses	1,562.6	1,383.8
Income taxes payable	9.8	38.5
Total current liabilities	1,910.9	1,623.9

Long-term debt	1,027.6	1,021.0
Other non-current liabilities	682.0	639.7

Total BorgWarner Inc. stockholders’ equity	3,683.5	3,560.6
Noncontrolling interest	53.8	71.8
Total equity	3,737.3	3,632.4
Total liabilities and equity	$7,357.8	$6,917.0

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2014	2013
Operating
Net earnings	$167.2	$148.6
Non-cash charges (credits) to operations:
Depreciation and amortization	80.1	74.9
Restructuring expense, net of cash paid	34.3	—
Deferred income tax provision (benefit)	15.6	(17.0)
Other non-cash items	(1.2)	(0.4)
Net earnings adjusted for non-cash charges to operations	296.0	206.1
Changes in assets and liabilities	(249.6)	(189.8)
Net cash provided by operating activities	46.4	16.3

Investing
Capital expenditures, including tooling outlays	(126.2)	(87.4)
Net proceeds from asset disposals	1.5	13.8
Payments for businesses acquired, net of cash acquired	(106.4)	—
Net cash used in investing activities	(231.1)	(73.6)

Financing
Net increase (decrease) in notes payable	111.3	(11.0)
Additions to long-term debt, net of debt issuance costs	100.0	161.0
Repayments of long-term debt, including current portion	(100.1)	(15.6)
Payments for purchase of treasury stock	—	(49.9)
Proceeds from stock options exercised, including the tax benefit	9.4	11.4
Taxes paid on employees' restricted stock award vestings	(22.2)	(27.2)
Dividends paid to BorgWarner stockholders	(28.4)	—
Dividends paid to noncontrolling stockholders	(14.0)	(9.0)
Net cash provided by financing activities	56.0	59.7

Effect of exchange rate changes on cash	(2.7)	(22.7)

Net decrease in cash	(131.4)	(20.3)

Cash at beginning of year	939.5	715.7
Cash at end of period	$808.1	$695.4